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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                           GALILEO INTERNATIONAL, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   363547 10 0
                                 (CUSIP Number)

                                     7/27/01
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ]  Rule 13d-1(b)
[ ]  Rule 13d-1(c)
[X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No.363547 10 0

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      1.    Names of Reporting Persons:

            SAirGroup and SAirLines, as successor to Roscor A.G.
            (SAirLines is a wholly owned subsidiary of SairGroup.)

            I.R.S. Identification Nos. of above persons (entities only):

            N.A.

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      2.    Check the Appropriate Box if a Member of a Group (See Instructions):

            (a)

            (b) [X]


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      3.    SEC Use Only

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      4.    Citizenship or Place of Organization:

            Switzerland

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                          5.   Sole Voting Power
                               0
Number of                 -----------------------------------------------------
Shares
Beneficially              6.   Shared Voting Power
Owned by                       0
Each Reporting            -----------------------------------------------------
Person With:
                          7.   Sole Dispositive Power
                               0
                          -----------------------------------------------------

                          8.   Shared Dispositive Power
                               0
                          -----------------------------------------------------

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      9.    Aggregate Amount Beneficially Owned by Each Reporting Person

            0

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      10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares
            (See Instructions)

            Inapplicable

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      11.   Percent of Class Represented by Amount in Row (9)

            0

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      12.   Type of Reporting Person (See Instructions)

            SAirGroup = CO
            SAirLines = CO

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ITEM 1.

          (a)   Name of Issuer: Galileo International, Inc.

          (b) Address of Issuer's Principal Executive Offices: 9700 West Higgins Road, Suite 400, Rosemont, Illinois 60018

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ITEM 2.

          (a) Name of Person Filing: SAirGroup and SAirLines, as successor to Roscor A.G. (SAirLines is a wholly owned subsidiary of SairGroup.)

          (b)   Address of Principal Business Office or, if none, Residence:
                CH-8058, Zurich Airport, Switzerland

          (c)   Citizenship: Inapplicable

          (d)   Title of Class of Securities: Common Stock

          (e)   CUSIP Number: 363547 10 0

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ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR
          240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          Inapplicable

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ITEM 4.     OWNERSHIP.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)   Amount beneficially owned: 0

          (b)   Percent of class: 0

          (c)   Number of shares as to which the person has:

                (i)   Sole power to vote or to direct the vote: 0

                (ii)  Shared power to vote or to direct the vote: 0

                (iii) Sole power to dispose or to direct the disposition of: 0

                (iv)  Shared power to dispose or to direct the disposition of: 0

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ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    [X] This statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities.

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ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Inapplicable

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ITEM  7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Inapplicable

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ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Inapplicable

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ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Inapplicable

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ITEM 10.  CERTIFICATION

          Inapplicable

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                 [Signatures appear on the following page.]



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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    August 6, 2001

SAirGroup

By:  /s/ Hans Peter Berchtold
     --------------------------------
     Name:   Hans Peter Berchtold
     Title:  Legal Counsel





By:  /s/ Alain P. Rothlisberger
     --------------------------------
     Name:   Alain P. Rothlisberger
     Title:  Legal Counsel





SAirLines

By:  /s/ Cristina Feistmann
     --------------------------------
     Name:   Cristina Feistmann
     Title:  Legal Counsel




By:  /s/ Daniel Ingibuhl
     --------------------------------
     Name:   Daniel Ingibuhl
     Title:  Corp. Controlling